MINERVA TECHNOLOGIES

TECHNOLOGY LICENSE AGREEMENT

minervatechnologiesltd.com
info@minervatechnologiesltd.com

This Agreement is made between FUSA CAPITAL CORPORATION, a Nevada corporation (herein called "FUSA"); and Minvera Technologies Pvt. Ltd., an Indian corporation (herein called "MINERVA"), effective the 23rd day of August, 2007 (the "Effective Date").  The parties include any affiliate of a party; an "affiliate" is defined as the parent company of a party and any company that is controlled directly or indirectly by that party or its parent company through more than fifty percent (50%) ownership, provided such affiliate agrees to be bound by this agreement.

WHEREAS, MINERVA, a developer and a supplier of semantic search engine technology and related software, intends to license certain technology to FUSA according to these terms and conditions, specifically consisting of the Argon Search Engine Software and the MyWorld Service powered by its Artificial Intelligence Text Mining (AITM) engine; and

WHEREAS, FUSA, a developer of search engine technology and operator of the consumer Search websites searchforvideo.com and others, intends to license certain technology from MINERVA according to these terms and conditions:

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained hereinafter, MINERVA and FUSA agree as follows:

I.	LICENSES

A.	Licensed Technology

The license from MINERVA to FUSA covers: the technology that MINERVA has related to the Argon Search Engine Software (“ASES”) Technology and MyWorld Service powered by its Artificial Intelligence Text Mining (AITM) engine.   ASES includes technology related to the development of a discrete collection of modules for use in the aggregation, categorization, storage, indexing, searching and display of structured and unstructured network-based data.  ASES contains an aggregation module which include a web based scheduler, content manager and lexicon builder.  The proprietary ASES storage modules provide low overhead, high performance data storage and retrieval interfaces.  The command line and web based search interfaces allow developers to extend functionality and alter the user interface appearance, brand and function.  ASES, written as an object oriented framework in PHP 5, is highly extendable, flexible and easily deployed in a LAMP (Linux, Apache, MySQL, PHP) based platform.  AITM is a semantic search technology that relies on key proprietary algorithims to make search results more meaningful to users.  Specifically, with respect to both technologies:

·	any source and object code related to ASES that MINERVA has developed or licensed, which FUSA specifically acknowledges has been provided under that certain source code trial and user agreement;

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·
any technology MINERVA has developed for MyWorld Service powered by its Artificial Intelligence Text Mining (AITM) engine specifically containing the two MyWorld subalgorthitms consisting of the Sub-Tags Identification algorithm: An artificial intelligence algorithm that identifies on a webpage the location of sub-tags that comprise an event  and the Event Bounding algorithm: An artificial intelligence algorithm that demarcates individual events on a webpage;

·	all development tools applicable to the "Licensed Technology" that MINERVA can provide to FUSA without violating copyright or license agreements.

·
any source and object code related to AITM that MINERVA has developed or licensed, which FUSA specifically acknowledges has been provided to FUSA concurrently with this Agreement, including the enhancements to functionality thereto currently being developed by MINERVA which shall be provided by MINERVA to FUSA no later than December 31, 2008 which enhancements shall be known as AITM 2.0

All of the technology described above is herein collectively called "Licensed Technology”.  Excluded from the Licensed Technology is:

·
any application of the Licensed Technology outside of the Search Engine Field. The Search Engine Field shall be defined as any application which is an information retrieval system designed to help find information stored in the World Wide Web.  The Search Engine Field does not include searches conducted inside a corporate or proprietary network, or in a personal computer. The search engine allows one to ask for content meeting specific criteria (typically those containing a given word or phrase) and retrieves a list of items that match those criteria operating algorithmically or through a mixture of algorithmic and human input.

·
any geographic information system data or other data which has been used for demonstration or testing of the AITM technology and which may be embedded in any trial versions, including without limitation, any tradenames or trademarks which may be embedded in sample data.

Also excluded from the Licensed Technology is:

·	any extension of, improvement of, alteration of or other change to the Licensed Technology which expands the Licensed Technology beyond the Search Engine Field.

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The Licensed Technology is as it exists on the Effective Date in written and electronic documents, including schematics, data base tapes, software, source and object code for delivery to FUSA, and, except for the foregoing, does not include delivery of any physical products; provided, however, future modifications and enhancements to the Licensed Technology pursuant to this Agreement shall become part of the "Licensed Technology." Including but not limited to AITM 2.0.

B.	Grant:

MINERVA will immediately deliver to FUSA the Licensed Technology and hereby grants to FUSA a exclusive (except as set forth in Section 4 hereof), non-assignable (except as allowed under Section 14 hereof) world-wide license to use the Licensed Technology and to make, have made, use, market and sell products containing or embodying such Licensed Technology, and enhancements as described below, including rights under any MINERVA patents or copyrights relevant thereto (including after-acquired rights).

FUSA is free to use and market the Licensed Technology as follows:

·
For any use or purpose within the Search Engine Field, including the right to sublicense the Licensed Technology to other companies within the Search Engine Field, provided that such sub-licensees have licenses which reproduce the restrictions contained in this Agreement on use of the Licensed Technology.

·	To improve or enhance the Licensed Technology for any purpose or use within the Search Engine Field.

·
("OEMs"), including selling licenses to the Licensed Technology for incorporation into other manufacturer’s products provided that the use of the Licensed Technology is within the Search Engine Field and is subject to the conditions of this Agreement.

·
Within a product that itself extends beyond the Search Engine Field, provided however that the use of the Licensed Technology itself is limited to the Search Engine Field and the Licensed Technology must not directly facilitate any activities or purposes outside of the Search Engine Field.

·	FUSA is free to use the Licensed Technology and related source code for incorporation into its own products within the Search Engine Field.

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C.	Consideration:

In consideration therefore, FUSA will pay MINERVA within five days of execution of this Agreement a one-time Technology Licensing Fee equal to 23,000,000 common shares of FUSA Capital Corporation.  These shares will be issued to MINERVA shareholders as per the written direction delivered by MINERVA to FUSA.

D.	Royalty:

Other than the Technology Licensing Fee noted in Section C above, there shall be no royalties due for the Licensed Technology used in the Search Engine Field.  MINERVA may grant, at its sole discretion, additional rights to use the Licensed Technology outside of the Search Engine Field for installation on individual personal computers or on proprietary or corporate networks that aggregate such users.  In the case of such a license, (the “Additional License”) a Royalty shall accrue and shall be due and payable by FUSA to MINERVA for each personal computer or user of a corporate or proprietary network (“System”) as listed below:

CUMULATIVE NUMBER OF SYSTEMS SOLD BY FUSA UNDER THIS AGREEMENT

ROYALTY PER SYSTEM OWED MINERVA ON THOSE SYSTEMS

1 - 20,000	$10
20,001 - 40,000	$9.50
40,001 - 60,000	$9.00
60,001 - 80,000	$8.50
80,001 - 100,000	$8.00
100,001 - 120,000	$7.50
120,001 - 140,000	$7.00
140,001 - 160,000	$6.50
160,001 - 180,000	$6.00
180,001 - 200,000	$5.50
200,001 - 220,000	$5.00
>220,000	$4.00

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Such royalty will be paid within 45 days of the end of each FUSA fiscal quarter.  Royalties shall not be due, and if already paid shall be credited to FUSA, for Systems sold by FUSA but returned by the purchaser.  MINERVA is entitled to audit the records of FUSA through MINERVA's auditor, provided that (a) such audit shall occur no more than once per year, and (b) such auditor (i) shall be acceptable to FUSA and (ii) shall have executed an appropriate nondisclosure agreement.  If such an audit discloses a deficiency in the royalty paid of greater than five percent (5%), then FUSA will pay the reasonable cost of such audit plus interest on the deficiency from the time due until paid of twelve percent (12%) simple interest per annum.  FUSA may, at its sole discretion, terminate this Royalty Provision and receive rights to the Licensed Technology for any field of use once Minerva has granted permission for such use, including perpetual, royalty-free rights as detailed for the Licensed Technology in this Agreement but expanding the Search Engine Field, for an additional payment of 5,000,000 shares of FUSA common stock, adjusted for any stock splits, stock dividends or recapitalizations from the date of this agreement forward.  This right shall be known as the Extended License Right.  FUSA shall only have the ability to exercise this Extended License Right for 2 years from the date of this Agreement.

E.	Grant back from FUSA

FUSA will provide MINERVA the FUSA technical and other confidential and proprietary information that FUSA determines is necessary or useful for MINERVA to improve the Licensed Technology (hereinafter "FUSA Information") and FUSA hereby grants to MINERVA a paid up, royalty-free, nonexclusive, non-assignable world-wide license to use the FUSA Information to make, have made, use or sell products incorporating the FUSA Information; provided, however, (i) such products shall be exclusively outside of the Search Engine Field (ii) MINERVA shall use the FUSA information only for its own products, and shall not sublicense or otherwise disclose the FUSA information to third parties for use in their products or for any other reason except as MINVERA is required to under its own license agreements applicable to the Licensed Technology; and (iii) such improvements shall be included in the Licensed Technology and thereby licensed to FUSA for incorporation into FUSA's products.

F.	Source Code:

All source code licensed hereunder, whether from MINERVA to FUSA or from FUSA to MINERVA, shall, in addition to the terms and conditions of this Agreement, be subject to the terms of the Source Code License in the form of Exhibit A attached hereto.

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II.	LICENSING OF ENHANCEMENTS

Each party agrees to license to the other party any enhancements it makes to the Licensed Technology.  (Such enhancements created by MINERVA shall then become Licensed Technology.)  Such enhancements shall be delivered promptly upon their development, until FUSA discontinues the licensing of such enhancements by both parties by providing notice to MINERVA (but enhancements delivered by either party up to the date of such notice shall continue to be licensed); provided, however, that FUSA does not need to deliver to MINERVA enhancements which apply exclusively to the Search Engine Field.

Such deliveries by MINERVA and FUSA, along with related development tools (to the extent delivery can be done without paying a fee to third parties or violating other agreements) will be in the same form and completeness as similar prior deliveries by MINERVA of Licensed Technology, and with engineering support as provided below.  Nothing herein entitles FUSA to receive enhancements developed by other licensees of MINERVA, and nothing herein entitles MINERVA to sublicense, distribute or otherwise disclose FUSA's enhancements to other licensees of MINERVA

III.	ENGINEERING SUPPORT

MINERVA will provide engineering support to FUSA, for all Licensed Technology, including all such technology initially delivered to FUSA and all enhancements.  Such engineering support shall be sufficient to enable FUSA quickly to implement the Licensed Technology and enhancements for demonstration purposes and to enable FUSA to achieve its objectives of volume shipments as soon as possible.  FUSA shall provide comparable engineering support to MINERVA for the FUSA Enhancements.  If the receiving party asks the delivering party at any time for engineers or others to travel to the receiving party's location to support the technology delivery, and the other party agrees to do so, receiving party will pay the reasonable costs associated therewith, including the traveling party's labor costs for such personnel as well as travel (coach class on the airplane), meals and lodging.

IV.	EXCLUSIVITY

MINERVA agrees that for a period of two years beginning on the Effective Date hereof it will not grant to any third party any licenses to use the Licensed Technology, or any portion thereof, or to make, have made, use, market or sell products with such Licensed Technology, or any portion thereof, provided MINERVA may still beta test, develop and deploy the Licensed Technology for uses solely restricted to outside the Search Engine Field and in the country of India only.  None of the delivery of source or object code to customers shall include FUSA Information other than as allowed in section 1(c).

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V.	AITM 2.0

MINERVA is not providing a warranty for the AITM 2.0 deliverable.  FUSA has been provided with the AITM 2.0 development plan and the references of the third party provider completing development of AITM 2.0, but such final delivery is the responsibility of the third party.  In the event of a substantial failure by the third party, FUSA’s sole remedy shall be the development at its own expense and with its own resources of AITM 2.0, but such development would not count as an enhancement and FUSA would not be required to deliver AITM 2.0 under such circumstances to MINERVA, nor would FUSA have to deliver subsequent enhancements to AITM 2.0.

VI.	WARRANTIES

A.           MINERVA warrants that (i) all portions of the Licensed  Technology owned by third party licensors of MINERVA, if any, are provided to FUSA hereunder pursuant to appropriate authority of those third parties, and (ii) MINERVA owns all rights in and to all other portions of the Licensed Technology, free of any liens, claims, encumbrances or other restrictions that would impair FUSA's rights under this Agreement.  The foregoing warranties exclude any warranty that the Licensed Technology does not infringe the intellectual property rights of any third party.  However, MINERVA warrants that to the best of its knowledge the Licensed Technology does not infringe the intellectual property rights of any third party.

B.           MINERVA provides no warranty regarding the Licensed Technology except as otherwise provided in this Agreement and FUSA hereby agrees it has conducted satisfactory due diligence on the Licensed Technology .  MINERVA shall provide no remedy of any kind for any defects in the Licensed Technology except as otherwise indicated in this Agreement.

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C.           MINERVA represents and warrants that as of the effective date of this agreement it has received no notice that the Licensed Technology infringes any patent, copyright, trade secret or other intellectual property right (collectively "Intellectual Property Rights") of any third party.

D.           EXCEPT AS SET FORTH IN SECTIONS VI(A), (B) AND (C) ABOVE, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE QUALITY, PATENTS OR COPYRIGHTS OF ANYTHING DELIVERED HEREUNDER AND ENHANCEMENTS, EXCEPT AS SPECIFIED IN THIS AGREEMENT.  EACH PARTY MAKES NO INDEMNITY IN THE EVENT THAT THE OTHER PARTY IS SUED FOR ANYTHING RELATED TO THE LICENSED TECHNOLOGY OR ENHANCEMENTS HEREUNDER EXCEPT AS SPECIFIED IN THIS AGREEMENT, BUT EACH PARTY WILL COOPERATE IN THE EVENT OF SUCH LITIGATION TO ASSIST THE OTHER PARTY TO DEFEND SUCH LITIGATION.  THE PARTIES SPECIFICALLY DISCLAIM LIABILITY FOR CONSEQUENTIAL DAMAGES.

VII.	CONFIDENTIAL INFORMATION

The parties will keep confidential any information provided to it by the other party that is proprietary to the other party and marked confidential; provided such information shall not be considered proprietary once it is in the public domain by no fault of the other party.  Such confidentiality will be maintained by the other party with the same care that such party would use for its own confidential information, but in any event with reasonable care.

VIII.	RECRUITING

Until such time as the parties cease to share enhancements, each party agrees not to directly solicit the employment, either temporary, full time or consultancy, of any person after the effective date who was employed by the other party within one year of the date of such potential hiring.

IX.	COMPLETE AGREEMENT

This is a complete agreement binding upon the parties, their heirs, successors and assigns.  It may only be modified in writing signed by officers of both parties.

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X.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of Nevada, excluding its choice-of-law provisions.

XI.	PUBLIC STATEMENTS

The parties agree immediately to publish a joint press release stating that Licensee has licensed MINERVA's techonology, and MINERVA endorses FUSA's related technologies.  Further, either party is free to file with the SEC any document required to be filed there on advice of counsel (redacted in a form advised by counsel).  Other public statements and press releases related to this licensing agreement are subject to approval in advance by both parties; neither party shall use the name of the other party without advance approval.

XII.	INDEPENDENT CONTRACTORS

The parties are independent contractors, and nothing herein shall be deemed to create any agency, joint venture or partnership relationship between them.  Neither party shall have the right to bind the other to any obligation, nor have the right to incur any liability on behalf of the other.

XIII.	FORCE MAJEURE

Neither party shall be liable to the other for delay or failure to perform if and to the extent such delay or failure to perform is due to causes beyond the reasonable control of the party affected.

XIV.	ASSIGNMENT

Minvera may not assign its rights or obligations without FUSA’s written permission under this Agreement, although it may assign its rights to receive FUSA shares to its shareholders or other assignees without FUSA permission, but with advance written notice.  FUSA may freely assign its rights under this Agreement provided that such an assignment obligates the assignee to all of the terms and conditions of this Agreement.

XV.	NON-WAIVER

No course of dealing or failure of either party to enforce strictly any term, right, obligation or provision of this Agreement shall be construed as a waiver of such provision.

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XVI.	SEVERABILITY

If any provision of this Agreement shall be held invalid or unenforceable, such provision shall be deemed deleted from the Agreement and replaced by a valid and enforceable provision that achieves, as much as possible, the same purpose, and the remaining provisions of the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement.

FUSA CAPITAL CORPORATION	MINERVA TECHNOLOGIES PVT. LTD.

By: /s/ Jenifer Osterwalder	By: /s/ Ashok Hegde

Name: Jenifer Osterwalder	Name: Ashok Hegde

Title: Presdient and CEO	Title: Managing Director

Date: August 23, 2007	Date: August 23, 2007

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EXHIBIT A

SOURCE CODE LICENSE

This Source Code License ("License") is effective this 23rd day of August, 2007, by and between Minerva Technologies Pvt. Ltd. ("Licensor") and FUSA Capital Corporation ("Licensee").  This License is an addendum to the Technology License Agreement between the parties dated August 23, 2007 ("Agreement"), and all Source Code licensed hereunder is subject to all terms and conditions of that Agreement as well as those terms and conditions set forth below.  In the event of any conflict or inconsistency between the Agreement and this License, this License shall take precedence.

1.         License Grant.  Licensor grants to Licensee, and Licensee accepts, a license to use internally and copy the Source Code described in Exhibit I attached hereto solely for the purpose of developing the products described in the Agreement.

2.	Restrictions.

2.1           Licensee may make a reasonable number of copies of the Source Code solely for its own internal use under the terms of this License, provided that all legal notices set forth on the Source Code are reproduced on such copies.

2.2           Licensee shall limit access to the Source Code to those of its employees who have a need to know for the purpose of enabling Licensee to perform under this License and the Agreement.  Licensee shall ensure that all of its employees given access to the Source Code shall be bound by Licensee's standard confidentiality agreement, copies of which may be requested by Licensor upon demand, and which shall contain nondisclosure and usage restrictions consistent with those set forth herein.

2.3           Except in furtherance of the license granted above, Licensee shall not (i) modify, alter or prepare derivative works based on the Source Code or (ii) engage in or cause the reverse engineering, disassembly or decompilation or similar manipulation of the Source Code.  Further, Licensee acknowledges that it shall not lend, sell, assign, sublicense, lease, hypothecate, disclose, disseminate or otherwise transfer the Source Code to any third party in any media or permit any third party to use, execute, reverse engineer, disassemble, decompile or engage in any similar manipulation of the Source Code or any part thereof.

2.4           Notwithstanding the earlier termination of this License, the obligations of this section shall remain in effect until such time as the Source Code becomes publicly known, through no act or failure to act on Licensee's part.

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3.          Ownership of Source Code.  Source Code and all copies, in whole or in part, and all additional materials provided therewith, as described in Exhibit I, are and shall remain the property of Licensor.  This Agreement grants no rights other than those set forth herein.

4.          Export Control.  Both parties recognize that an export license must be obtained before the Source Code can be exported and will make all reasonable efforts to obtain such license.  Licensee will not transfer any technical information that it receives from Licensor or products made using such information to any country prohibited from obtaining such data by the U.S. Department of Commerce Export Administration Regulations without first obtaining a validated export license, and Licensee will otherwise comply with all export control laws and regulations of the United States.

5.          General.  This Agreement shall be governed by the laws of the State of Nevada.  This License and the Agreement collectively comprise the complete and exclusive agreement between the parties relating to this subject matter and no amendments shall be effective unless in a writing signed by both parties.

LICENSOR:	LICENSEE:

By: /s/ Jenifer Osterwalder	By: /s/ Ashok Hegde

Name: Jenifer Osterwalder	Name: Ashok Hegde

Title: President and CEO	Title: Managing Director

Date: August 23, 2007	Date: August 23, 2007

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